Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) made effective as of September 16, 2002 by and between Alternative Resources Corporation, and its successors and assigns, (the “Company”) and Bill McLendon (the “Executive”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III A. below upon the terms and conditions provided in the Agreement.

SECTION II

POSITION AND RESPONSIBILITIES

During the Period of Employment, the Executive agrees to serve as Senior Vice President of the Company in accordance with the By-laws and at the request of the Chief Executive Officer. He is to assume both the management responsibilities expected of an officer holding such positions in accordance with the By-laws and such other responsibilities consistent with such positions as may be assigned to the Executive from time to time by the CEO.

SECTION III

TERMS AND DUTIES

A.            Period of Employment

The term of Executive’s employment under this Agreement will commence as of the effective date hereof, and shall continue for an initial term of through August 31, 2004 and shall automatically be extended year to year thereafter, subject, however, to termination at any time as provided in this Agreement (the “Period of Employment”).

B.            Duties

During the Period of Employment, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries and not engage in any other activities (whether or not for gain, profit or other pecuniary advantage), except as provided below with the Company’s consent.  Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and agrees to carry out the duties of his position and offices in the best interests of the Company.  Executive covenants, warrants and represents that he shall:  (i) devote his full and best efforts to the fulfillment of his employment obligation; (ii) exercise the highest ethical standards, the highest degree of loyalty, and the highest standards of conduct in the performance of his duties; and (iii) do nothing which he knows or should know will harm or could harm the business or reputation of the Company.  Executive shall at all times abide by all policies and procedures of the Company as in effect or amended from time to time in the sole discretion of such entity, Executive may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, so long as the Board of Directors of the Company does not determine, in good faith, that such activities unreasonably interfere with the business of the Company or diminish the Executive’s obligations under the Agreement; or (ii) serve as a member of the board of directors of other corporations, so long as the Board of Directors of the Company, specifically approves such service in its sole and absolute discretion, and in either case, the Executive shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under the Agreement; and provided further, that the Executive may invest his personal or family funds in any form or manner he may choose that will not require any services on his part in the operation of or the affairs of the companies in which such investments are made.

SECTION IV

COMPENSATION AND BENEFITS

A.            Base Salary

During the Period of Employment, the Company agrees to pay the Executive a base salary at the annual rate (“Base Salary”) of Two Hundred Thousand Dollars ($200,000). Such Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than bi-weekly installments.  The Executive may be eligible for base salary increases as indicated by performance and/or market justification, solely at the discretion of the Chief Executive Officer and as approved by the Board of Directors.

B.            Annual Incentive Awards

For the 2002 calendar year, the Executive shall be eligible to earn incentive compensation of up to 100% of his pro-rated Base Salary, based upon performance targets to be determined by the Board.  For subsequent years, the Executive shall be eligible to earn incentive compensation of up to 100% of his Base Salary (pro-rated in the case of partial years), based upon performance targets to be determined by the Board.

C.            Options

The Company shall grant to the Executive the following options and warrants:

1) An option to purchase 150,000 shares of common stock of the Company with an exercise price equal to fair market value per share on the date granted (“FMV Options”).  Vesting shall occur in four equal annual installments on the first, second, third and fourth anniversaries of the date hereof, so long as Executive remains employed by the Company on the vesting dates.

2) A warrant from Wynnchurch Capital to purchase 150,000 shares of common stock of the Company with a $.73 strike price. Vesting shall occur under a two-part vesting schedule:

i)              in four equal annual installments on the first, second, third and fourth anniversaries of the date hereof, so long as Executive remains employed by the Company on the vesting dates; and

ii)             a performance vesting component requires that the warrant can be exercised only if the Company stock price achieves the following thresholds:

• 1st 50,000 warrant shares - $.75/share average trading price over 30 day period;

• 2nd 50,000 warrant shares - $1.50/share average trading price over 30 day period;

• 3rd 50,000 warrant shares - $2.50/share average trading price over 30 day period

Notwithstanding the foregoing:

(i)            if the Period of Employment ends because the Company ends the automatic extension thereof under Section III A. of this Agreement; (ii) the Company terminates the employment of the Executive Without Cause as defined in Section VIII; (iii) the Executive’s employment hereunder terminates because of his death or disability (as defined in Section VI); or (iv) there is a change in control of the Company, such options and warrants shall become fully vested and exercisable and shall remain exercisable for the remainder of their terms as specified in those options.

(ii)           For purposes of this Agreement, a “ change in control” of the Company shall be deemed to occur at the effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate thereof) hold less than 50% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of more than 50% (in value) of the assets of the Company other than to a transferee in which the Company owns at least 50% of the voting stock immediately prior to the consummation of such transaction.  Solely for the purposes of this definition, the Wynnchurch Capital entities shall always be deemed to hold the shares into or for which any convertible securities and warrants held by them are convertible or exercisable, and such shares shall be deemed outstanding,

D.            Additional Benefits

Executive shall be entitled to receive a paid vacation of four (4) weeks during each twelve (12) month period during the Period of Employment, which may be used in accordance with Company policy.  The Executive will also be entitled to participate in all group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, sick leave plans, travel or accident insurance and short and long term disability insurance plans or programs for which salaried executive employees generally are eligible under any existing or future plan or program established by the Company.  Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried executive employees of the Company.  This Agreement is otherwise in lieu of entitlement to any other generally available benefits, perquisites or matters of compensation.

During the Period of Employment, the Company shall pay Executive’s private life insurance premiums (not to exceed $1,440 per annum) and his private disability insurance premiums (not to exceed $4,650 per annum).  The Company may pay those premiums in installments, if permitted by the terms of the policies.

SECTION V

BUSINESS EXPENSES

The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and responsibilities under this Agreement.  Executive must support all expenditures with customary receipts and expense reports subject to review by the Company’s Chief Financial Officer or Chief Executive Officer.

SECTION VI

DISABILITY

A.            Payments

Executive’s employment hereunder may be terminated by the Company if (i) Executive becomes physically or mentally incapacitated, (ii) is unable for a period of one hundred eighty (180) consecutive days to perform his material duties and responsibilities and (iii) a determination is made regarding Executive’s continued incapacity by a physician appointed by the Company (such continued incapacity is hereinafter referred to as “disability”).  Upon any such termination for disability, Executive shall be entitled to receive (i) his Base Salary pro-rated through the date that he becomes eligible for long term disability; (ii) any earned annual incentive award, prorated through the date on which the Executive is first determined to be disabled, payable when such award would normally be determined to be earned and payable and (iii) his accrued benefits under the terms of the plans and policies of the Company in which he participates.

B.            Assistance to the Company

During the period the Executive is receiving payments of either regular compensation, severance or disability insurance benefits described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company with respect to areas and matters in which he was involved during his employment with the Company.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, (i) Executive’s estate shall be entitled to receive his Base Salary, pro-rated through the date of death plus any earned annual incentive award, prorated through the date of death and payable when such award would normally be determined to be earned and payable and (ii) Executive’s designated beneficiary or estate, as the case may be, shall be entitled to his accrued benefits, under the terms of the plans and policies of the Company in which he participates.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

A.            Termination Without Cause or for Good Reason

The Company shall have the right to terminate Executive’s employment at any time Without Cause, upon written notice.  Executive shall have the right to terminate his employment for Good Reason upon written notice.  If the Company terminates Executive’s employment Without Cause or the Executive terminates such employment for Good Reason, then upon execution of a general release in favor of the Company and its officers, directors employees, agent and attorneys, and conditional upon both expiration of all statutory revocation periods without revocation and continued compliance with the post-termination obligations of this Agreement, Company will pay to the Executive severance at the then current annual rate of Base Salary for a period of  twelve months, payable in accordance with normal payroll practices.  Earned but unpaid Base Salary will be paid in a lump sum at the time of such termination.  The Company also will pay the Executive a prorated portion of any earned annual incentive award for the year in which the termination occurred, payable at the time such award would normally be determined earned and payable.  Executive shall be entitled to continue his current group health plan coverage, at the same cost (subject to generally imposed increases), in accordance with his current group health plan elections and the Company shall continue to pay Executive’s private life insurance and private disability insurance premiums as specified in Section IV for the term of severance payments

B.            Termination With Cause

The Company shall have the right to terminate Executive’s employment With Cause upon written notice. If the Company terminates Executive With Cause, Executive shall be entitled to receive solely his Base Salary prorated through the date of Executive’s termination, and his accrued benefits (excluding incentive award) under the terms of the plans, policies and procedures of the Company.

C.            Resignation

Executive shall have the right to voluntarily resign his employment without Good Reason at any time (including by reason of retirement) upon two weeks’ prior notice to the Company.  If Executive voluntarily terminates his employment with the Company other than for Good Reason (which is governed by Paragraph A. of this Section) at any time, Executive shall be entitled to receive solely his Base Salary prorated through the date of Executive’s voluntary termination, and his accrued benefits under the terms of the plans, policies and procedures of the Company (other than incentive awards).

D.            Definitions

For this Agreement, the following terms have the following meanings:

(1)           Termination “With Cause” means termination of the Executive’s employment by the Company’s Board of Directors acting in good faith by written notice by the Company to the

Executive specifying the event relied upon for such termination, due to (i) breach of Executive’s obligation to utilize his best efforts in performance of his duties or any other material term of this Agreement which is not cured (but only if the circumstances would permit a cure) to the Board’s satisfaction within ten business days (or such shorter period as circumstances reasonably require) following written notice specifying the breach and the cure required (ii) the Executive’s breach of his fiduciary duties to the Company or his gross negligence or willful misconduct, including, but not limited to, conviction for a felony or perpetration of a common law fraud, or  (iii) failure to follow specific directions and orders of the Board of Directors pertaining to the Executive’s duties under this agreement.

(2)           Termination “Without Cause” means termination by the Company of the Executive’s employment other than due to death, disability, or termination With Cause.

(3)           Termination for “Good Reason” means termination of the Executive’s employment by the Executive within twelve (12) months after (i) the Company fails to elect or maintain the Executive as Senior Vice President (ii) the Executive’s duties, responsibilities or authority under this Agreement are materially reduced or diminished other than pursuant to the Board’s exercise of its absolute rights of direction and control (iv) the compensation received by the Executive is reduced in the aggregate (other than as a result of adjustments applied uniformly to all executive employees), and such reduction is not remedied within thirty (30) days of the Executive’s notice to the Company thereof, (v) the Company violates any other material terms of the Agreement which is not cured within 30 days following written notice to the Company specifying the violation and the required cure, or (vii) there is a liquidation, dissolution, or change of control of the Company.

SECTION IX

OTHER DUTIES OF THE EXECUTIVE DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.            Cooperation During and After Employment

The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.  During any severance period, Executive agrees to be reasonably available to assist in transition.

B.            Confidential Information

The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company.  Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement.  The Executive will not during the Period of Employment or after, except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company, except as required by law.  The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company.  The Executive will also use his best efforts to prevent the disclosure of this information by others.  All records, memoranda, etc., relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company.

C.            Certain Restricted Activities

During the Period of Employment and for a one (1) year period thereafter, the Executive will not use his status with the Company to obtain goods or services from another organization other than in the ordinary course of business.  During the Period of Employment and for a one (1) year period following termination of the Period of Employment:  the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company or its subsidiaries in any way that will injure the interest of the Company or its subsidiaries; the Executive, without prior express written approval by the Board of Directors of the Company, will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company or its subsidiaries do business; and the Executive, without express prior written approval from the Board of Directors, will not solicit any members of the then current customers, clients or suppliers of the Company or its subsidiaries or discuss with any employee of the Company or its subsidiaries information or operation of any business intended to compete with the Company or its subsidiaries.  For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interest) in a business firm or entity, or ownership of more than 2% of any class of equity interest in a publicly-held company.  The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.  For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not hire any employee of the Company or its subsidiaries or solicit, other than by means of a general solicitation to the public such as a newspaper advertisement, or encourage any such employee to leave the employ of the Company or its subsidiaries.

D.            Remedies

The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section IX without being required to prove damages or furnish any bond or other security.  The Executive hereby acknowledges the necessity of protection against the competition of, and certain other possible adverse actions by, the Executive and that the nature and scope of such protection has been carefully considered by the parties.  The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary.  If, however, any court or arbitrator determines that the restrictions described herein are not reasonable, the court or arbitration panel may modify, rewrite or interpret such restrictions to include as much of their nature and scope as will render them enforceable.

SECTION X

INDEMNIFICATION, LITIGATION

The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company whichever affords the greater protection to the Executive. The Company will use its best efforts to obtain and maintain customary directors and officer liability insurance, covering Executive. The foregoing indemnification shall continue to apply following termination of the Period of Employment for actions or omissions during the Period of Employment.

SECTION XI

WITHHOLDING TAXES

The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

SECTION XII

EFFECT OF PRIOR AGREEMENTS

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment, or consulting agreements  or letters of understanding between the Company, its predecessors and its affiliates, and the Executive.

SECTION XIII

MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XIV

GOVERNING LAW; ARBITRATION

This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Illinois, without giving effect to the choice of law provisions thereof.

In the event there should be any controversy or dispute arising with respect to this Employment Agreement between the Executive and the Company, the parties agree properly and in good faith to attempt to settle such dispute amicably.  In the event that the parties are unable to do so, any such controversy or dispute shall be settled by arbitration held in Chicago, Illinois in accordance with the rules of the American Arbitration Association for the resolution of Employment Disputes then in effect, except as otherwise provided herein.  Any and all awards rendered by the arbitration shall be final and binding upon the parties.  In no event may an arbitrator allow any party to join claims of any other employee in a single arbitration proceeding without both parties’ written consent.  Executive and the Company agree that, without regard to the amount at stake, all claims submitted to arbitration shall be decided by a single arbitrator.  Executive and the Company further acknowledge and agree that any dispute or claim arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, Illinois Human Rights Act, the Cook County and Chicago Human Rights Ordinances, and any other federal, state or local statute or ordinance, rule and/or regulation, public policy or tort law (regardless of whether statutory or common law origin), shall be subject to, and must be resolved by, arbitration as provided in this Section.   Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.

SECTION XV

NOTICES

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery services or confirmed facsimile transmission, to the following:

(a)           If to the Company, at:

Alternative Resources Corporation

600 Hart Road, Suite 300,

Barrington, Illinois  60010

Attention: Chairman

or at such other address as may have been furnished to the Executive by the Company in writing, or

(b)           If to the Executive, at the address he has furnished to the Company in writing.

SECTION XVI

BINDING AGREEMENT

This Agreement shall be binding on the parties’ successors, heirs and assigns.

SECTION XVII

MISCELLANEOUS

A.            Multiple Counterparts

This Agreement may be executed simultaneously in multiple counterparts each of the same force and effect.

B.            Severability

If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by an arbitrator or court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect.  In addition, there will be automatically substituted herein for such severed phrase, clause or provision a phrase, clause or provision as similar as possible which is valid and enforceable.

C.            Headings

The headings and subheadings of this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

D.            Construction

The Company and the Executive acknowledge that this Agreement was the result of arm’s-length negotiations between sophisticated parties each represented by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

E.             Survivorship

The provisions of Sections IV-XVII shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY

ALTERNATIVE RESOURCES CORPORATION

By:
George Watts, CEO

EXECUTIVE

By:	Bill McLendon